EXHIBIT 5

                       OPINION OF THELEN REID & PRIEST LLP

                                                                 (212) 603-6780



                                                              New York, New York
                                                              March 29, 2000


Caprius, Inc.
One Parker Plaza
Fort Lee, NJ 07024

        Re:    Registration Statement on Form S-8
               ----------------------------------

Gentlemen:

     We have acted as counsel to Caprius, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act") of 225,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issued to two executives pursuant to the terms of Consulting and Severance Agreements (the "Agreements").

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the Agreements; (iv) the resolutions adopted by the Board of Directors of the Company relating to the foregoing and (v) such other documents, certificates or other records as we have deemed necessary or appropriate. With respect to any documents or other corporate records we have examined, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, and the conformity to the original documents submitted to us as certified or photostatic copies.

     Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Options will be duly authorized, validly issued, fully paid and non-assessable when the Options shall have been properly exercised, and the exercise price shall have been paid for the Shares in accordance with the terms of the Agreements.

     We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to, any laws other than the laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware.


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Caprius, Inc.                          -2-                       March 29, 2000


     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP